Exhibit 99.1

Ocugen Provides Business Update and First Quarter 2020 Financial Results
100% of planned enrollment completed in Phase 3 oGVHD study; topline results anticipated by end of 2020
MALVERN, PA, May 8, 2020 (GLOBE NEWSWIRE) — Ocugen, Inc. (NASDAQ: OCGN), a clinical-stage company focused on discovering, developing and commercializing transformative therapies to treat the whole eye, today reported first quarter 2020 financial results along with a general business update.
“We reached a significant milestone in our Phase 3 trial with OCU300 for ocular Graft vs Host Disease (oGVHD) with the completion of our planned enrollment. We expect topline results by the end of this year. On the financial side, we have completed our warrant exchange, an important step in simplifying our capital structure and allowing us to raise capital to advance our programs,” commented Dr. Shankar Musunuri, Chairman, CEO and Co-Founder of Ocugen. “Additionally, we remain on track to advance our first gene therapy product candidate, OCU400, into the clinic in 2021. The team has maintained focus during these unprecedented times, driven by our vision to bring hope to patients without adequate treatment options.”
Business Highlights:
•OCU300 (oGVHD) – Despite the challenges in clinical trial enrollment related to the COVID-19 pandemic, Ocugen completed 100% of the planned enrollment in its Phase 3 trial. Topline results are anticipated by the end of the year.
•Warrant Exchange – In April 2020, Ocugen completed an amendment and exchange of its Series A warrants which removed certain restrictive covenants under the Series A warrants and the Securities Purchase Agreement giving the Company greater flexibility to raise funds consistent with its growth strategy and long-term value creation for patients and shareholders. As part of the exchange, all the Series A warrants were exchanged for 21.9 million shares of Ocugen’s common stock and non-interest-bearing unsecured notes in the aggregate principal amount of $5.625 million. Immediately following the warrant exchange, the Company had 74.5 million common shares outstanding.
•Board of Directors – In April 2020, Ocugen appointed two new Directors, Ms. Kirsten Castillo and Dr. Prabhavathi Fernandes. As a part of a planned transition, Frank Leo resigned from the board.
•2020 Annual Meeting of Stockholders – In light of the ongoing impact of the COVID-19 pandemic, the Company previously announced on April 5, 2020 that the Board decided to postpone the 2020 Annual Meeting of Stockholders previously scheduled for June 4, 2020. The date of the 2020 Annual Meeting will be determined at a later time.
First Quarter 2020 Financial Results:
•On April 30, 2020, the Company received a loan in the form of a promissory note for $0.4 million under the Paycheck Protection Program of the CARES Act (Coronavirus Aid, Relief and Economic Security Act of 2020).
•Ocugen’s cash, cash equivalents and restricted cash totaled $3.3 million as of March 31, 2020, compared to $7.6 million as of December 31, 2019.
•Research and development expenses for the three months ended March 31, 2020 were $1.7 million compared to $3.8 million for the three months ended March 31, 2019. General and administrative expenses for the three months ended March 31, 2020 were $2.3 million compared to $1.0 million for the three months ended March 31, 2019.

•Ocugen reported a net loss of $3.9 million, or $0.07 loss per share, for the three months ended March 31, 2020, compared to a net loss of $6.3 million, or $1.27 loss per share, for the three months ended March 31, 2019.
About Ocugen, Inc.
Ocugen, Inc. is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing transformative therapies to treat the whole eye. Our Phase 3 small molecule drug candidate for ocular Graft vs. Host Disease (oGVHD), if approved, will be the first and only treatment for this orphan disease. Our breakthrough modifier gene therapy platform has the potential to treat multiple retinal diseases with one drug – “one to many”. And our novel biologic product candidate aims to offer better therapy to patients with underserved diseases such as wet age-related macular degeneration, diabetic macular edema and diabetic retinopathy. For more information, please visit www.ocugen.com.
Cautionary Note on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from our current expectations. These and other risks and uncertainties are more fully described in our periodic filings with the Securities and Exchange Commission (the “SEC”), including the risk factors described in the section entitled “Risk Factors” in the quarterly and annual reports that we file with the SEC. Any forward-looking statements that we make in this press release speak only as of the date of this press release. Except as required by law, we assume no obligation to update forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, after the date of this press release.
Corporate Contact:
Ocugen, Inc.
Kelly Beck
kelly.beck@ocugen.com
+1 484-328-4698
Media Contact:
LaVoieHealthScience
Emmie Twombly
etwombly@lavoiehealthscience.com
+1 857-389-6042
(tables to follow)

OCUGEN, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$3,193,188	$7,444,052
Prepaid expenses and other current assets	1,169,297	1,322,167
Asset held for sale	7,000,000	7,000,000
Total current assets	11,362,485	15,766,219
Property and equipment, net	248,997	222,464
Restricted cash	151,100	151,016
Other assets	551,163	667,747
Total assets	$12,313,745	$16,807,446
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$1,548,309	$1,895,613
Accrued expenses	1,383,658	2,270,045
Operating lease obligation	176,616	172,310
Other current liabilities	206,415	205,991
Total current liabilities	3,314,998	4,543,959
Non-current liabilities
Operating lease obligation, less current portion	117,142	163,198
Long term debt, net	1,580,560	1,072,123
Other non-current liabilities	3,940	9,755
Total liabilities	5,016,640	5,789,035
Stockholders’ equity
Common stock	527,467	527,467
Treasury Stock	(47,864)	(47,864)
Additional paid-in capital	62,241,145	62,018,632
Accumulated deficit	(55,423,643)	(51,479,824)
Total stockholders’ equity	7,297,105	11,018,411
Total liabilities and stockholders’ equity	$12,313,745	$16,807,446

OCUGEN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended March 31,
	2020	2019
Operating expenses
Research and development	$1,652,318	$3,793,022
General and administrative	2,276,784	1,048,020
Total operating expenses	3,929,102	4,841,042
Loss from operations	(3,929,102)	(4,841,042)
Other income (expense)
Change in fair value of derivative liabilities	—	(776,273)
Interest income	119	594
Interest expense	(14,749)	(695,469)
Other income (expense)	(87)	(416)
Total other income (expense)	(14,717)	(1,471,564)
Net loss	$(3,943,819)	$(6,312,606)

Net loss per share of common stock — basic and diluted	$(0.07)	$(1.27)
Weighted average common shares outstanding — basic and diluted	52,627,228	4,960,552